Filed pursuant to Rule 433 Registration No. 333-227001 ROYAL BANK OF CANADA MEDIUM-TERM NOTES, SERIES H $1,000,000,000 0.425% SENIOR NOTES, DUE JANUARY 19, 2024 FINAL TERM SHEET DATED JANUARY 13, 2021 Terms and Conditions Issuer: Royal Bank of Canada Ti tle of the Series: 0.425% Senior Notes, due January 19, 2024 (t he “ Not es”) Expected Ratings1: A2 / A / AA (Moody’s, Stable / S&P, Stable / Fitch, Negat ive) Principal Amount: $1,000,000,000 Issue Price: 99.997% Trade Date: January 13, 2021 Settlement Date (T+3) 2: January 19, 2021 Maturi ty Date: January 19, 2024 Minimum Denomination: $2,000 and mult iples of $1,000 Interest Rate: 0.425% Treasury Benchmark: 0.125% UST due December 15, 2023 Treasury Benchmark Price: 99-24+ Treasury Yield: 0.206% Re-offer Spread to Treasury Benchmark: T + 22bps Re-Offer Yield: 0.426% Fees: 0.150% 1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. 2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. Interest Payment Dates: Semi-annually on each January 19th and July 19th, beginning July 19, 2021 Payment Convention: Following business day convent ion, unadjusted Business Days: New York, Toronto Day Count Fraction: 30/360 Listing: None Optional Redemption: None Canadian Bail-in Powers Acknowledgment: The Notes are subject to bail-in conversion under the Canadian bail-in regime. CUSIP / ISIN: 78015K7L2 / US78015K7L29 Lead Managers and Joint Book Runners: RBC Capital Markets, LLC BofA Securit ies, Inc. Wells Fargo Securit ies, LLC Truist Securit ies, Inc. U.S. Bancorp Investments, Inc. Co-Managers: ANZ Securit ies, Inc. BNY Mellon Capital Markets, LLC Capital One Securit ies, Inc. Comerica Securit ies, Inc. Commonwealth Bank of Aust ralia DBS Bank Ltd. Desjardins Securit ies Inc. Fifth Third Securit ies, Inc. Hunt ington Securit ies, Inc. KeyBanc Capital Markets Inc. nabSecurit ies, LLC Nat ional Bank of Canada Financial Inc. Rabo Securit ies USA, Inc. Regions Securit ies LLC SMBC Nikko Securit ies America, Inc. Standard Chartered Bank Westpac Capital Markets LLC Academy Securit ies, Inc. AmeriVet Securit ies, Inc. R. Seelaus & Co., LLC Siebert Williams Shank & Co., LLC Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, BofA Securities, Inc. toll free at 1-800-294-1322, Wells Fargo Securities, LLC toll free at 1-800-645-3751, Truist Securities, Inc. at 1-800-685-4786, or U.S. Bancorp Investments, Inc. toll free at 1-877-558- 2607.